Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
We consent to the incorporation by reference in this Amendment No. 2 to registration statement on Form S-3 of our reports dated March 11, 2009, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of December 28, 2008 and December 30, 2007, and for each of the three years in the period ended December 28, 2008, and on the effectiveness of internal control over financial reporting as of December 28, 2008, which reports are included in Lakes Entertainment, Inc.’s Annual Report on Form 10-K for the year ended December 28, 2008.
PIERCY BOWLER TAYLOR & KERN
Certified Public Accountants
Las Vegas, Nevada
November 16, 2009